CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Global Medium-Term Notes, Series A	$440,000	$51.08

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933

Pricing Supplement dated June 24, 2011 (To the Prospectus dated August 31, 2010 and Prospectus Supplement dated May 27, 2011)	Filed Pursuant to Rule 424(b)(2) Registration No. 333-169119

$440,000 Notes due June 29, 2015 Linked to the Performance of a Basket of Commodities Global Medium-Term Notes, Series A, No. C-303

Terms used in this pricing supplement, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.

Issuer:	Barclays Bank PLC

Basket Initial Valuation Date:	June 24, 2011

Issue Date:	June 30, 2011

Basket Final Valuation Date:	June 24, 2015*

Maturity Date:	June 29, 2015*

Denominations:	Minimum denominations of $1,000, and integral multiples of $1,000 in excess thereof

Reference Asset:	A basket comprised of the following commodities (each a “basket component”, and together, the “basket components”) in weighted allocations:

Commodities	Bloomberg ticker symbol**	Weight	Initial settlement price
Brent Crude, as described under “Description of the Reference Asset” in this pricing supplement.	CO1 <Comdty>	1/8	US$ 105.12000/barrel
Gasoline RBOB, as described under “Description of the Reference Asset” in this pricing supplement.	XB1<Comdty>	1/8	US$ 277.66000/gallon
Lead, as described under “Description of the Reference Asset” in this pricing supplement.	LOPBDY<Comdty>	1/8	US$ 2555.00000/tonne
Nickel, as described under “Description of the Reference Asset” in this pricing supplement.	LONIDY <Comdty>	1/8	US$ 21930.00000/tonne
Gold, as described under “Description of the Reference Asset” in this pricing supplement.	GOLDLNPM <Comdty>	1/8	US$ 1514.75000/troy ounce
Corn, as described under “Description of the Reference Asset” in this pricing supplement.	C 1 <Comdty>	1/8	US cents 670.00000/bushel
Cotton, as described under “Description of the Reference Asset” in this pricing supplement.	CT1 <Comdty>	1/8	US cents 126.92000/pound
Sugar, as described under “Description of the Reference Asset” in this pricing supplement.	SB1 <Comdty>	1/8	US cents 26.00000/pound

Coupon Observation Dates:	June 24th of each calendar year, starting from and including June 24, 2012; provided, however, that the Coupon Observation Date with respect to the final Coupon Payment Date occurring on the Maturity Date will be June 24, 2015, subject to the modified following business day convention (the “Final Coupon Observation Date”).

Coupon Payment Dates:	The third business day after each Coupon Observation Date, provided that the final Coupon Payment Date shall be the Maturity Date.

Coupon Rate:	For each coupon payment date, the coupon rate will be a percentage equal to the arithmetic average of the Commodity Performances of the Basket Components on the applicable Coupon Observation Date, provided, in each case, that the Coupon Rate will not be less than the Minimum Coupon Percentage.

Return Cap:	9.00%

Return Floor:	-25%

Minimum Coupon Percentage:	0%

Coupon Payment:	The Coupon Payment per $1,000 principal amount of your Notes payable on each Coupon Payment Date will equal $1,000 × Coupon Rate.

Payment at Maturity:

At maturity, you will receive the principal amount of your Notes (plus the final coupon payment, if any).

Your principal is protected only if you hold the Notes to maturity. Any payment on the Notes, including any Coupon Payments or any repayment of principal, is subject to the creditworthiness of the Issuer and is not guaranteed by any third party. For a description of risks with respect to the ability of Barclays Bank PLC to satisfy its obligations as they come due, see “Credit of Issuer” in this pricing supplement.

Commodity Performance:

On each Coupon Observation Date, the Commodity Performance for each basket component will be a percentage determined as follows:

(1)    if the Commodity Return on such day is greater than or equal to 0%, the Return Cap;

(2)    if the Commodity Return on such day is less than 0% but is greater than the Return Floor, the Commodity Return; or

(3)    if the Commodity Return on such day is less than or equal to the Return Floor, the Return Floor.

Commodity Return:

On each Coupon Observation Date, the performance of each basket component from the Initial Settlement Price to the Final Settlement Price, expressed as a percentage and calculated as follows:

Final Settlement Price – Initial Settlement Price

Initial Settlement Price

Initial Settlement Price:	With respect to each Basket Component, the settlement price of each Basket Component on the Basket Initial Valuation Date. The Initial Settlement Price for each Basket Component is set forth in the table above.

Final Settlement Price:	With respect to each Basket Component, the Settlement Price of each Basket Component on the applicable Coupon Observation Date.

Calculation Agent:	Barclays Bank PLC

CUSIP/ISIN:	06738KJZ5 and US06738KJZ57

*	Subject to postponement in the event of a market disruption event and as described under “Reference Assets— Commodities—Market Disruption Events Relating to Securities with a Commodity as the Reference Asset” and “Reference Assets—Baskets—Market Disruption Events for Securities with the Reference Asset Comprised of a Basket of Multiple Indices, Equity Securities, Foreign Currencies, Interest Rates, Commodities, Any Other Assets or Any Combination Thereof” in the prospectus supplement.
**	For reference purposes only, the settlement prices of the basket components on any coupon observation date or the basket valuation date may be seen using the indicated Bloomberg tickers. However, if there is any discrepancy between the prices specified on Bloomberg and those determined by the calculation agent in accordance with the information set forth under “Reference Asset” above, the prices determined by the calculation agent shall prevail.

Investing in the Notes involves a number of risks. See “Risk Factors” beginning on page S-6 of the prospectus supplement and “Selected Risk Considerations” beginning on page PS-10 of this pricing supplement.

The Notes will not be listed on any U.S. securities exchange or quotation system. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

We may use this pricing supplement in the initial sale of the Notes. In addition, Barclays Capital Inc. or another of our affiliates may use this pricing supplement in market resale transactions in any Notes after the initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, this pricing supplement is being used in a market resale transaction.

The Notes constitute our direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities of Barclays Bank PLC and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

	Price to Public	Agent’s Commission‡‡	Proceeds to Barclays Bank PLC
Per Note	100%	3.00%	97.00%
Total	$440,000	$13,200	$426,800

‡‡	Barclays Capital Inc. will receive commissions from the Issuer equal to 3% of the principal amount of the notes, or $30 per $1,000 principal amount, and may retain all or a portion of these commissions or use all or a portion of these commissions to pay selling concessions or fees to other dealers. Accordingly, the percentage and total proceeds to Issuer listed herein is the minimum amount of proceeds that Issuer receives.

ADDITIONAL TERMS SPECIFIC TO THE NOTES

You should read this pricing supplement together with the prospectus dated August 31, 2010, as supplemented by the prospectus supplement dated May 27, 2011 relating to our Global Medium-Term Notes, Series A, of which these Notes are a part. This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the prospectus supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

Prospectus dated August 31, 2010:

http://www.sec.gov/Archives/edgar/data/312070/000119312510201448/df3asr.htm

•	Prospectus Supplement dated May 27, 2011:

http://www.sec.gov/Archives/edgar/data/312070/000119312511152766/d424b3.htm

Our SEC file number is 1-10257. As used in this pricing supplement, the “Company,” “we,” “us,” or “our” refers to Barclays Bank PLC.

Hypothetical Examples

The examples set forth below are provided for illustration purposes only. The terms in the tables and examples below are purely hypothetical and do not relate to any actual Initial Settlement Price, Final Settlement Price, Commodity Performance or Commodity Return of any of the Basket Components. The hypothetical terms do not represent the terms of an actual Note. The examples are hypothetical and do not purport to be representative of every possible scenario concerning increases or decreases in the settlement price of the Basket Components on any Coupon Observation Date relative to their settlement prices on the Basket Initial Valuation Date. We cannot predict the Commodity Performance of any of the Basket Components.

The following examples illustrate the potential total return over the term of the Notes based upon an initial investment of $1,000, and assume that the settlement prices of the Basket Components are as indicated. The numbers appearing in the following tables and examples have been rounded for ease of analysis. The examples are based on a Return Cap of 9.00% and a Return Floor of -25.00%.

The following examples assume the Notes are held until the Maturity Date, no market disruption event has occurred or is continuing on any Coupon Observation Date and that no change has occurred that affects the Basket Components or the manner or methodology in which the Basket Components are calculated.

Example 1: In this case, as of each Coupon Observation Date, the Final Settlement Prices of some Basket Components have decreased from the Initial Settlement Prices, while the Final Settlement Prices of some of the Basket Components have increased. In certain years, the Commodity Returns of some Basket Components have exceeded the Return Cap or have fallen below the Return Floor.

PS–3

TABLE OF HYPOTHETICAL COMMODITY PERFORMANCES:

Basket Components	Initial Settlement Price	Final Settlement Price
	Basket Initial Valuation Date	Coupon Observation Date 1	Coupon Observation Date 2	Coupon Observation Date 3	Coupon Observation Date 4
Brent Crude	US$ 105.12000/barrel	75.68640	101.44080	108.27360	101.44080
Lead	US$ 2555.00000/tonne	1,839.60000	2,491.12500	2,580.55000	2,618.87500
Nickel	US$ 21930.00000/tonne	15,789.60000	21,491.40000	22,039.65000	21,272.10000
Gold	US$ 1514.75000/troy ounce	1,090.62000	1,484.45500	1,526.11063	1,492.02875
Corn	US cents 670.00000/bushel	482.40000	636.50000	696.80000	703.50000
Cotton	US cents 126.92000/pound	91.38240	121.84320	126.92000	131.99680
Gasoline RBOB	US$ 277.66000/gallon	199.91520	265.16530	278.21532	290.15470
Sugar	US cents 26.00000/pound	18.72000	25.22000	26.26000	25.22000

Basket Components	Initial Settlement Price	Commodity Performance (maximum set at the Return Cap; minimum set at the Return Floor)
	Basket Initial Valuation Date	Coupon Observation Date 1	Coupon Observation Date 2	Coupon Observation Date 3	Coupon Observation Date 4
Brent Crude	US$ 105.12000/barrel	-25.000%	-3.500%	9.000%	-3.500%
Lead	US$ 2555.00000/tonne	-25.000%	-2.500%	9.000%	9.000%
Nickel	US$ 21930.00000/tonne	-25.000%	-2.000%	9.000%	-3.000%
Gold	US$ 1514.75000/troy ounce	-25.000%	-2.000%	9.000%	-1.500%
Corn	US cents 670.00000/bushel	-25.000%	-5.000%	9.000%	9.000%
Cotton	US cents 126.92000/pound	-25.000%	-4.000%	9.000%	9.000%
Gasoline RBOB	US$ 277.66000/gallon	-25.000%	-4.500%	9.000%	9.000%
Sugar	US cents 26.00000/pound	-25.000%	-3.000%	9.000%	-3.000%
Average of Commodity Performance (capped at the Return Cap and subject to the Return Floor):		-25.000%	-3.313%	9.000%	3.125%
Minimum Coupon Percentage:		0.000%	0.000%	0.000%	0.000%
Annual Coupon:		0.000%	0.000%	9.000%	3.125%
Hypothetical Coupon Payments:		$0.00	$0.00	$90.00	$31.25

Calculate the return on the Notes:

PS–4

On the Coupon Observation Date in year one, the Commodity Returns of all Basket Components were less than the Return Floor resulting in a Commodity Performance for each Basket Component equal to the Return Floor. Because the arithmetic average of the Commodity Performances in year one is less than the Minimum Coupon Percentage of 0% and the Coupon Rate may not be less than the Minimum Coupon Percentage, the Coupon Payment for year one will be equal to zero.

On the Coupon Observation Dates in year two, the Commodity Returns of the Basket Components were less than zero but greater than the Return Floor thereby resulting in a Commodity Performance equal to the corresponding Commodity Return for each such Basket Components. Because the arithmetic average of the Commodity Performances in year two is less than the Minimum Coupon Percentage of 0% and the Coupon Rate may not be less than the Minimum Coupon Percentage, the Coupon Payment for year two will be equal to zero.

On the Coupon Observation Dates in year three, the Commodity Returns of each of the Basket Components were equal to or greater than 0%, resulting in a Commodity Performance for each Basket Component equal to the Return Cap. Because the Commodity Performance of each Basket Component is equal to the Return Cap as of each Coupon Observation Date, the Coupon Payment on the Coupon Payment Dates in year three is equal to (a) the principal amount of the Notes multiplied by (b) the Return Cap, calculated as follows:

Year Three: ($1,000 × Return Cap) = ($1,000 × 9.00%) = $90.00

On the Coupon Observation Date in year four: (i) the Commodity Returns of some Basket Components were equal to or greater than 0% thereby resulting in an Commodity Performance equal to the Return Cap for each such Basket Component; and (ii) the Commodity Returns of some Basket Components were less than 0% but greater than the Return Floor thereby resulting in a Commodity Performance equal to the corresponding Commodity Return for each such Basket Component. The Coupon Rate for year four will be equal to the average Commodity Performance (subject to the Return Cap with respect to Basket Components with an Commodity Return that equals or exceeds 0%) in respect of such year. Accordingly, the Coupon Payments for year four will be calculated per $1,000 principal amount of Notes as follows:

Year Four: ($1,000 × average Commodity Performance) = ($1,000 × 3.125%) = $31.25

Therefore, the sum of the Coupon Payments on the Notes is $121.25 per $1,000 principal amount of Notes.

Example 2: In this case, as of each Coupon Observation Date, the Final Settlement Price of each Basket Component has decreased from the Initial Settlement Price and the average Commodity Performance is less than zero.

PS–5

TABLE OF HYPOTHETICAL COMMODITY PERFORMANCES:

Basket Components	Initial Settlement Price	Final Settlement Price
	Basket Initial Valuation Date	Coupon Observation Date 1	Coupon Observation Date 2	Coupon Observation Date 3	Coupon Observation Date 4
Brent Crude	US$ 105.12000/barrel	75.68640	104.33160	104.59440	104.06880
Lead	US$ 2555.00000/tonne	1,839.60000	2,478.35000	2,491.12500	2,427.25000
Nickel	US$ 21930.00000/tonne	15,789.60000	21,326.92500	21,601.05000	21,272.10000
Gold	US$ 1514.75000/troy ounce	1,090.62000	1,484.45500	1,484.45500	1,454.16000
Corn	US cents 670.00000/bushel	482.40000	636.50000	663.30000	656.60000
Cotton	US cents 126.92000/pound	91.38240	125.33350	123.11240	119.30480
Gasoline RBOB	US$ 277.66000/gallon	199.91520	272.10680	267.94190	258.22380
Sugar	US cents 26.00000/pound	18.72000	24.05000	25.09000	24.18000

Basket Components	Initial Settlement Price	Commodity Performance (maximum set at the Return Cap; minimum set at the Return Floor)
	Basket Initial Valuation Date	Coupon Observation Date 1	Coupon Observation Date 2	Coupon Observation Date 3	Coupon Observation Date 4
Brent Crude	US$ 105.12000/barrel	-25.000%	-0.750%	-0.500%	-1.000%
Lead	US$ 2555.00000/tonne	-25.000%	-3.000%	-2.500%	-5.000%
Nickel	US$ 21930.00000/tonne	-25.000%	-2.750%	-1.500%	-3.000%
Gold	US$ 1514.75000/troy ounce	-25.000%	-2.000%	-2.000%	-4.000%
Corn	US cents 670.00000/bushel	-25.000%	-5.000%	-1.000%	-2.000%
Cotton	US cents 126.92000/pound	-25.000%	-1.250%	-3.000%	-6.000%
Gasoline RBOB	US$ 277.66000/gallon	-25.000%	-2.000%	-3.500%	-7.000%
Sugar	US cents 26.00000/pound	-25.000%	-7.500%	-3.500%	-7.000%
Average of Commodity Performance (capped at the Return Cap and subject to the Return Floor):		-25.000%	-3.031%	-2.188%	-4.375%
Minimum Coupon Percentage:		0.000%	0.000%	0.000%	0.000%
Annual Coupon:		0.000%	0.000%	0.000%	0.000%
Hypothetical Coupon Payments:		$0.00	$0.00	$0.00	$0.00

Calculate the return on the Notes:

On the Coupon Observation Dates of each year, the Commodity Returns of all of the Basket Components were less than 0% and in some cases less than the Return Floor, resulting in a Commodity Performance for each Basket Component that is less than 0%. Because the average Commodity Performance for each Coupon Observation Date is less than the Minimum Coupon Percentage of 0% and the Coupon Rate may not be less than the Minimum Coupon Percentage, the Coupon Rate and the Coupon Payment will be equal to zero on each Coupon Payment Date. Therefore, the Payment at Maturity would be $1,000 and the total return on the Notes would be 0.00% over the term of the Notes.

Example 3: In this case, as of each Coupon Observation Date, the Final Settlement Price of each Basket Component has increased from the Initial Settlement Price of each Basket Component resulting in a Commodity Performance for each Basket Component that is equal to the Return Cap.

TABLE OF HYPOTHETICAL COMMODITY PERFORMANCES:

PS–6

Basket Components	Initial Settlement Price	Final Settlement Price
	Basket Initial Valuation Date	Coupon Observation Date 1	Coupon Observation Date 2	Coupon Observation Date 3	Coupon Observation Date 4
Brent Crude	US$ 105.12000/barrel	106.69680	105.90840	106.17120	108.27360
Lead	US$ 2555.00000/tonne	2,574.16250	2,580.55000	2,631.65000	2,634.20500
Nickel	US$ 21930.00000/tonne	22,149.30000	22,587.90000	22,368.60000	22,631.76000
Gold	US$ 1514.75000/troy ounce	1,560.19250	1,545.04500	1,522.32375	1,561.70725
Corn	US cents 670.00000/bushel	683.40000	673.35000	676.70000	683.40000
Cotton	US cents 126.92000/pound	127.55460	128.18920	127.87190	129.45840
Gasoline RBOB	US$ 277.66000/gallon	280.43660	279.74245	285.98980	285.98980
Sugar	US cents 26.00000/pound	26.19500	26.78000	26.52000	26.80600

Basket Components	Initial Settlement Price	Commodity Performance (maximum set at the Return Cap; minimum set at the Return Floor)
	Basket Initial Valuation Date	Coupon Observation Date 1	Coupon Observation Date 2	Coupon Observation Date 3	Coupon Observation Date 4
Brent Crude	US$ 105.12000/barrel	9.000%	9.000%	9.000%	9.000%
Lead	US$ 2555.00000/tonne	9.000%	9.000%	9.000%	9.000%
Nickel	US$ 21930.00000/tonne	9.000%	9.000%	9.000%	9.000%
Gold	US$ 1514.75000/troy ounce	9.000%	9.000%	9.000%	9.000%
Corn	US cents 670.00000/bushel	9.000%	9.000%	9.000%	9.000%
Cotton	US cents 126.92000/pound	9.000%	9.000%	9.000%	9.000%
Gasoline RBOB	US$ 277.66000/gallon	9.000%	9.000%	9.000%	9.000%
Sugar	US cents 26.00000/pound	9.000%	9.000%	9.000%	9.000%
Average of Commodity Performance (capped at the Return Cap and subject to the Return Floor):		9.000%	9.000%	9.000%	9.000%
Minimum Coupon Percentage:		0.00%	0.00%	0.00%	0.00%
Annual Coupon:		9.000%	9.000%	9.000%	9.000%
Hypothetical Coupon Payments:		$90.00	$90.00	$90.00	$90.00

PS–7

Calculate the return on the Notes:

Because the Commodity Performance of each Basket Component is equal to the Return Cap as of each Coupon Observation Date, the Coupon Payment on each Coupon Payment Date is equal to (a) the principal amount of the Notes multiplied by (b) the Return Cap, calculated as follows:

($1,000 × the Return Cap) = ($1,000 × 9.00%) = $90.00

Therefore, the Coupon Payment per $1,000 principal amount Notes on each Coupon Observation Date would be $90.00 on each Coupon Payment Date and the sum of the Coupon Payments on the Notes would be $360.00, representing an 9.00% annual return on investment over the term of the Notes and the maximum return on the Notes.

The foregoing example illustrates that you will not benefit from a positive Commodity Return to the extent that such Commodity Return exceeds the Return Cap. If with respect to a Basket Component the Commodity Return is equal to or greater than 0%, the Commodity Performance with respect to such Basket Component will be equal to the Return Cap. If the Commodity Return exceeds the Return Cap, the Basket Component will be deemed to have a Commodity Performance of 9.00% for purposes of calculating Coupon Rate and determining the Coupon Payment on the relevant Coupon Payment Date. As a result, the maximum sum of annual Coupon Payments that you can receive for each $1,000 principal amount is $360.00 ($90.00 per year), which represents a 9.00% annual return, regardless of the extent of any appreciation in the level of the Basket Components over the life of the Notes.

Selected Purchase Considerations

Market Disruption Events and Adjustments—The calculation agent may adjust any variable described in this pricing supplement, including but not limited to the coupon observation dates, the coupon payment dates, the maturity date, the payment at maturity and the settlement price of the basket components on any coupon observation date are subject to adjustment as described in the following sections of the prospectus supplement:

•

For a description of what constitutes a market disruption event as well as the consequences of that market disruption event with respect to the basket components, see “Reference Assets—Commodities—Market Disruption Events Relating to Securities with a Commodity as the Reference Asset”, and “Reference Assets—Baskets—Market Disruption Events for Securities with the Reference Asset Comprised of a Basket of Multiple Indices, Equity Securities, Foreign Currencies, Interest Prices, Commodities, Any Other Assets or Any Combination Thereof”; and

•

For a description of further adjustments that may affect one or more of the basket components, see “Reference Assets—Commodities—Discontinuation of Trading; Alteration of Method of Calculation”, and “Reference Assets—Baskets—Adjustments Relating to Securities with the Reference Asset Comprised of a Basket”.

•

Preservation of Capital at Maturity—You will receive the principal amount of your Notes if you hold your Notes to maturity, regardless of the performance of the reference asset. Because the Notes are our senior unsecured obligations, payment of any amount at maturity (including the final coupon payment) is subject to our ability to pay our obligations as they become due and is not guaranteed by any third party. For a description of risks with respect to the ability of Barclays Bank PLC to satisfy its obligations as they come due, see “Selected Risk Considerations—Credit of Issuer” in this pricing supplement.

•	Returns Linked to an Equally Weighted Basket of 8 Commodities—The coupon rate on the Notes is linked to the performance of an equally weighted basket of 8 commodities.

•

Annual Coupon Payments—The Notes offer the potential to receive annual coupon payments with a variable coupon rate of not less than 0% and not greater than the return cap of 9.00%. The coupon rate will equal the average of the commodity performances of the basket components on the applicable coupon observation date, provided that the coupon rate will not be less than 0%. For each basket component, the commodity performance on any coupon observation date will equal the lesser of the return cap or the commodity return (subject to the return floor). Accordingly, you will receive a coupon payment on a coupon payment date only if, on average, the basket components have appreciated from the basket initial valuation date to the related coupon observation date.

•

Certain U.S. Federal Income Tax Considerations— Some of the tax consequences of your investment in the Notes are summarized below. The discussion below supplements the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement. As described in the prospectus supplement, this section applies

PS–8

to you only if you are a U.S. holder (as defined in the accompanying prospectus supplement) and you hold your Notes as capital assets for tax purposes and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in the prospectus supplement. In addition, this discussion applies to you only if you are an initial purchaser of the Notes; if you are a secondary purchaser of the Notes, the tax consequences to you may be different.

The tax treatment of your Notes depends upon whether it is reasonably expected that the return on the Notes during the first half of the Notes’ term will be significantly greater or less than the return on the Notes during the second half of the Notes’ term (“Front- or Back- Loaded”). We do not expect interest on the Notes to be Front- or Back-Loaded and we intend to report payments on the Notes in accordance with this position. This determination is made solely for tax purposes based on currently available objective economic information and is not a prediction or guarantee of the timing or amount of the payments on your Notes. In the opinion of our special tax counsel, Sullivan & Cromwell LLP, based on the representation of the Issuer that the Notes are not expected to be Front-Loaded or Back-Loaded, your Notes should be treated as debt instruments subject to the rules applicable to variable rate debt instruments. This opinion assumes that the description of the terms of the Notes in this free writing prospectus is materially correct. Except as otherwise noted, the discussion below assumes that the Notes will be treated as variable rate debt instruments.

If your Notes are treated as variable rate debt instruments, you will generally be taxed on any interest on the Notes as ordinary income at the time you receive the interest or when it accrues, depending on your method of accounting for tax purposes. If you sell or exchange your Notes prior to maturity, you should generally recognize gain or loss, which should generally be capital gain or loss except to the extent that such gain or loss is attributable to accrued but unpaid interest. However, because the amount of interest, if any, that might be paid with respect to the Notes is not determined until the Coupon Observation Date, it is not clear how much interest, if any, a holder that sells a Note on a day other than a Coupon Observation Date should treat as accrued but unpaid interest. You should consult your tax advisor about this possibility.

Additionally, if you purchase your Notes for an amount that differs from the principal amount of the Notes, you may be subject to special tax rules as described in “Certain U.S. Federal Income Tax Considerations—U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes—Market Discount and Premium.” These rules are complex and therefore individuals are urged to consult their tax advisors regarding these rules.

Alternative Treatments. Because the application of the variable rate debt instrument rules to the Notes is not entirely clear, it is also possible that the Internal Revenue Service could assert that the Notes should be treated as debt instruments subject to special rules governing contingent payment debt instruments for U.S. federal income tax purposes. If the Notes are treated as contingent payment debt instruments, you generally would be required to accrue interest on a current basis in respect of the Notes over their term based on the comparable yield and projected payment schedule for the Notes and pay tax accordingly, even though these amounts may exceed the payments that are made annually on the Notes, if any. This comparable yield and projected payment schedule are determined solely to calculate the amount on which you will be taxed prior to maturity and are neither a prediction nor a guarantee of what the actual yield will be. You would also be required to make adjustments to your accruals if the actual amounts that you receive in any taxable year differ from the amounts shown on the projected payment schedule. In addition, any gain you may recognize on the sale or maturity of the Notes would be taxed as ordinary interest income and any loss you may realize on the sale or maturity of the Notes would generally be ordinary loss to the extent of the interest you previously included as income without an offsetting negative adjustment and thereafter would be capital loss. You should consult your tax advisor as to the special rules that govern contingent payment debt instruments.

For a further discussion of the variable rate debt instrument rules, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes—Variable Rate Debt Instruments” in the accompanying prospectus supplement. For a further discussion of the contingent payment debt instrument rules, please see the section titled “Certain U.S. Federal Income Tax Considerations—U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes—Contingent Payment Debt Instruments” in the accompanying prospectus supplement.

Recently Enacted Legislation. Under recently enacted legislation, individuals that own “specified foreign financial assets” with an aggregate value in excess of $50,000 are generally required to file an information report with respect to such assets with their tax returns. “Specified foreign financial assets” include any financial accounts maintained by foreign financial institutions (such as your Notes), as well as any of the following, but only if they are not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-U.S. persons, (ii) financial instruments and contracts held for investment that have non-U.S. issuers or counterparties and (iii) interests in foreign entities. Individuals are urged to consult their tax advisors regarding the application of this legislation to their ownership of the Notes.

PS–9

Selected Risk Considerations

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the basket components. These risks are explained in more detail in the “Risk Factors” section of the prospectus supplement, including but not limited to the risk factors discussed under the following headings:

•	“Risk Factors—Risks Relating to All Securities”;

•	“Risk Factors—Additional Risks Relating to Securities Based on a Basket Comprised of More Than One Reference Asset”;

•	“Risk Factors—Additional Risks Relating to Securities Which Pay No Interest”;

•

“Risk Factors—Additional Risks Relating to Securities with Reference Assets That Are Commodities, an Index Containing Commodities, Shares or Other Interests in an Exchange-Traded Fund Invested in Commodities or Based in Part on Commodities”; and

•	“Risk Factors—Additional Risks Relating to Notes Which Are Characterized as Benefitting From Full Principal Protection.

In addition to the risks described above, you should consider the following:

•

You May Not Receive Coupon Payments on Your Notes—Your only return on the Notes will be the annual coupon payments, if any, that may be paid over the term of the Notes. If the final settlement prices of any basket components on any coupon observation date have declined from the initial settlement prices, the resulting negative commodity returns could offset entirely the positive contribution to the basket performance by any basket components with positive commodity returns. Under these circumstances, the coupon rate will equal 0% and no coupon payment will be made on the applicable coupon payment date. If the coupon rate is 0% for each of the coupon payment dates, you will not receive any return on your investment. Your return on the Notes may be lower than a return you would have received if you had invested directly in some or all of the basket stocks.

•

Limited Return on the Notes—The appreciation potential of the Notes is limited by the return cap. On each coupon observation date, even if one or more of the commodity returns is greater than the return cap, the commodity performances for those basket components will not exceed the return cap regardless of the appreciation in the basket component, which may be significant.

Your Maximum Gain on the Notes Is Limited to the Coupon Payments—The return on the Notes at maturity is linked to the performance of the basket components and will depend on whether, and the extent to which, the average commodity performance is positive or negative on any coupon observation date. Any payment on the Notes, including any principal protection feature or any coupon payments, is subject to the creditworthiness of the Issuer and is not guaranteed by any third party. For a description of risks with respect to the ability of Barclays Bank PLC to satisfy its obligations as they come due, see “Credit of Issuer” in this pricing supplement.

•

Changes in the Prices of the Basket Components May Offset Each Other—The Notes are linked to an equally weighted basket consisting of 8 commodities. Price movements in the basket components may result in commodity returns for the basket components on any coupon observation date that do not correlate with each other. At a time when the final settlement prices of one or more of the basket components increases from the initial settlement price of such commodities, the final settlement prices of the other basket components may not increase by as much or may even decline. Therefore, in calculating the coupon rate for any coupon payment date, any positive contribution by a basket component with a positive commodity return may be moderated, or more than offset, by depreciation in the other basket components. In addition, note that any positive contribution by a basket component is limited to the return cap. There can be no assurance that the final settlement price for any basket component will be higher than its initial settlement price on any coupon observation date or that you will receive a coupon payment on any coupon payment date.

•

Correlation of Performances among the Basket Components May Reduce the Performance of the Notes—Performances among the basket components may become highly correlated from time to time during the term of the Notes, including, but not limited to, a period in which there is a substantial decline in the primary markets for the basket components. High correlation during periods of negative commodity returns could cause the coupon payments to equal zero and adversely affect the market value of the Notes.

•

Credit of Issuer—The Notes are senior unsecured debt obligations of the issuer, Barclays Bank PLC and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party. In the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes.

•

Holding the Notes is not the Same as Owning the Commodities Underlying the Basket, Futures Contracts for Such Commodities or Certain Other Commodity Related Contracts Directly—The return on your Notes will not reflect the return you would realize if you actually purchased the commodities underlying the basket, futures contracts for such commodities or exchange-traded or over-the-counter instruments based on these commodities. You will not have any rights that holders of such assets or instruments have.

•

The Return on Your Notes is Not Based on the Level of the Basket Components at Any Time Other than the Coupon Observation Dates—The coupon payments will be based solely on the level of the basket components on each coupon

PS–10

observation date (subject to adjustments as described in the prospectus supplement). Therefore, if the level of one or more basket components drop precipitously on any coupon observation date, the coupon payment, if any, that you will receive subsequent to such coupon observation date may be significantly less than it would otherwise would have been had the coupon payment been linked to the level of the basket components prior to such drop. Although the level of any basket component on the maturity date or at other times during the life of your Notes may be higher than the level of such basket component on a coupon observation date, you will not benefit from any such increases in the level of the basket components other than those increases, if any, represented on the relevant coupon observation date.

•

Certain Built-In Costs Are Likely to Adversely Affect the Value of the Notes Prior to Maturity—While the payment at maturity and the coupon payments (if any) described in this pricing supplement is based on the full principal amount of your Notes, the original issue price of the Notes includes the agent’s commission and the cost of hedging our obligations under the Notes through one or more of our affiliates. As a result, the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC will be willing to purchase Notes from you in secondary market transactions will likely be lower than the original issue price, and any sale prior to the maturity date could result in a substantial loss to you. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

•

Lack of Liquidity—The Notes will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to offer to purchase the Notes in the secondary market but are not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes.

•

Potential Conflicts—We and our affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes. In addition, Barclays Capital, the investment banking division of the Issuer, is a member of the London Gold Market Fixing Ltd., which determines the settlement price of Gold that is used for the initial settlement price of Gold on the basket initial valuation date and the final settlement price of Gold on any coupon observation date. Actions by the London Gold Market Fixing Ltd. may have an adverse effect on the price of Gold and therefore on the market value of the Notes. No member of the London Gold Market Fixing Ltd., including Barclays Capital – the investment banking division of the Issuer, will have any obligations with respect to the amounts to be paid to you on any coupon payment date or the maturity date, or to consider your interests as an owner of Notes when it takes any actions that might affect the market value of the Notes. Although Barclays Capital is a member of the London Gold Market Fixing Ltd., the Issuer has no ability to control or predict the actions of the London Gold Market Fixing Ltd. These actions could include errors in information disclosed by the London Gold Market Fixing Ltd. or any discontinuance by them of that disclosure, the imposition of a license, consent or license fee to reference a fixing price determined by the London Gold Market Fixing Ltd. and discontinuance of any such license or consent. However, we may currently, or in the future, engage in business with the London Gold Market Fixing Ltd. and any member of the London Gold Market Fixing Ltd. Neither we, nor any of our affiliates, including Barclays Capital or any other member of the London Gold Market Fixing Ltd., assume any responsibility for the adequacy or accuracy of any publicly available information about Gold, whether the information is contained herein or otherwise. You should make your own investigation into Gold and the London Gold Market Fixing Ltd.

•

Taxes—We intend to treat the Notes as subject to the special rules governing variable rate debt instruments for United States federal income tax purposes. If the Notes are so treated, United States holders will generally be required to include interest on the Notes in income at the time the interest is paid or accrued, depending on the United States holder’s method of accounting for tax purposes. However, it is possible that the Notes may be classified as contingent payment debt instruments. If these rules apply to your Notes, you may be required to accrue an amount of interest during certain periods that exceeds the stated interest on your Notes for such periods and any gain that you recognize upon the sale, exchange or maturity of the Notes will generally be treated as ordinary income. See “United States Federal Income Tax Considerations—Alternative Treatments” for a more detailed discussion of these rules.

•

Suspension or Disruptions of Market Trading in Commodities and Related Futures May Adversely Affect the Value of the Notes—The commodity futures markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in some futures contract prices that may occur during a single business day. These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price”. Once the limit price has been reached in a particular contract, no trades may be made at a price beyond the limit, or trading may be limited for a set period of time. Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at potentially disadvantageous times or prices. These circumstances could adversely affect the prices of the basket components, therefore, the value of the Notes.

•

Changes in Law or Regulation Relating to Commodities Futures Contracts May Adversely Affect the Level of the Basket, and Therefore the Value of the Notes—The commodity futures contracts that underlie the basket are subject to legal and regulatory regimes that are in the process of changing in the United States and, in some cases, in other countries.

PS–11

For example, the United States Congress recently enacted legislation that is, among other things, intended to limit speculation and increase transparency in the commodity markets and regulate the over-the-counter derivatives markets. The legislation requires the Commodity Futures Trading Commission (the “CFTC”) to adopt rules on a variety of issues and many provisions of the legislation will not become effective until such rules are adopted. Among other things, the legislation requires that most over-the-counter transactions be executed on organized exchanges or facilities and be cleared through regulated clearing houses, and requires registration of, and imposes regulations on, swap dealers and major swap participants. The legislation also requires the CFTC to adopt rules with respect to the establishment of limits on futures positions that are not entered into or maintained for “bona fide” hedging purposes, as defined in the legislation. The legislation also requires the CFTC to apply its position limits across the futures positions held by a market participant on any exchange or trading facility, together with its positions in swaps that are “significant price discovery contracts” or “economically equivalent to exchange-traded futures”. The enactment of the legislation, and the CFTC’s adoption of rules on position limits, which have been proposed but not yet adopted, could limit the extent to which entities can enter into transactions in exchange-traded futures contracts as well as related swaps and could make participation in the markets more burdensome and expensive. Any such limitations could restrict or prevent our ability to hedge our obligations under the Notes. If they are imposed, those restrictions on effecting transactions in the futures markets could substantially reduce liquidity in the commodity futures contracts that underlie the basket, which could adversely affect the prices of such contracts and, in turn, the market value of the Notes and the amounts payable on the Notes at maturity. In addition, other parts of the legislation, by increasing regulation of, and imposing additional costs on, swap transactions, could reduce trading in the swap market and therefore in the futures markets, which would further restrict liquidity and adversely affect prices.

•

Changes in Supply and Demand in the Market for the Futures Contracts Comprising the Basket May Adversely Affect the Value of the Notes—As described in further detail under “Description of the Reference Asset” in this pricing supplement, certain of the basket components are linked to the performance of futures contracts on the applicable underlying physical commodities. Futures contracts are legally binding agreements for the buying or selling of a certain commodity at a fixed price for physical settlement on a future date. Commodity futures contract prices are subject to similar types of pricing volatility patterns as may affect the specific commodities underlying the futures contracts, as well as additional trading volatility factors that may impact futures markets generally. Moreover, changes in the supply and demand for commodities, and futures contracts for the purchase and delivery of particular commodities, may lead to differentiated pricing patterns in the market for futures contracts over time. For example, a futures contract scheduled to expire in the first nearby month may experience more severe pricing pressure or greater price volatility than the corresponding futures contract scheduled to expire in the second nearby month, or vice-versa. Under such circumstances, and depending on when the specified valuation date occurs, the settlement price of the basket component may be determined by reference to the futures contract expiring in a less favorable month for pricing purposes. As a result, the value of the Notes may be less than would otherwise be the case if the settlement price of the basket component had been determined by reference to the corresponding futures contract scheduled to expire in a more favorable month for pricing purposes.

•

Certain Basket Components Provide Exposure to Futures Contracts and Not Direct Exposure to Physical Commodities—For certain basket components, the Notes will reflect a return on based on the performance of the relevant futures contract of the underlying commodities comprising the basket and do not provide exposure to spot prices. The price of a commodity futures contract reflects the expected value of the commodity upon delivery in the future, whereas the spot price of a commodity reflects the immediate delivery value of the commodity. A variety of factors can lead to a disparity between the expected future price of a commodity and the spot price at a given point in time, such as the cost of storing the commodity for the term of the futures contract, interest charges incurred to finance the purchase of the commodity and expectations concerning supply and demand for the commodity. The price movement of a futures contract is typically correlated with the movements of the spot price of the reference commodity, but the correlation is generally imperfect and price moves in the spot market may not be reflected in the futures market (and vice versa). Accordingly, the Notes may underperform a similar investment that reflects the return on the physical commodity.

•

The Notes May Be Subject to Certain Risks Specific to Agricultural Commodities—Cotton, Sugar and Corn are agricultural commodities. Consequently, in addition to factors affecting commodities generally that are described above and in the prospectus supplement, the Notes may be affected by a number of additional factors specific to agricultural commodities that might cause price volatility. These may include, among others:

•	weather conditions, including floods, drought and freezing conditions;

•	changes in government policies;

•	changes in global demand for food;

•	changes in ethanol or bio-diesel demand;

•	planting decisions; and

•	changes in demand for agricultural products, and in particular Soybeans, Cotton, Sugar and Corn, both with end users and as inputs into various industries.

These factors interrelate in complex ways, and the effect of one factor on the price of the basket components, and the market value of the Notes linked to the basket components, may offset or enhance the effect of another factor.

PS–12

•

The Notes May Be Subject to Certain Risks Specific to Industrial Metals—Lead and Nickel are industrial metals. Consequently, in addition to factors affecting commodities generally that are described above and in the prospectus supplement, a number of additional factors specific to industrial metals might cause price volatility. These may include, among others:

•	changes in the level of industrial activity using industrial metals, and in particular copper, including the availability of substitutes such as man-made or synthetic substitutes;

•	disruptions in the supply chain, from mining to storage to smelting or refining;

•	adjustments to inventory;

•	variations in production costs, including storage, labor and energy costs;

•	costs associated with regulatory compliance, including environmental regulations; and

•	changes in industrial, government and consumer demand, both in individual consuming nations and internationally.

These factors interrelate in complex ways, and the effect of one factor on the price of the basket components, and the market value of the Notes linked to the basket components, may offset or enhance the effect of another factor.

•

The Notes May Be Subject to Certain Risks Specific to Energy-Related Commodities—Brent Crude and Gasoline are energy-related commodities. Consequently, in addition to factors affecting commodities generally that are described above and in the prospectus supplement, the Notes may be subject to a number of additional factors specific to energy-related commodities that might cause price volatility. These may include, among others:

•	changes in the level of industrial and commercial activity with high levels of energy demand;

•	disruptions in the supply chain or in the production or supply of other energy sources;

•	price changes in alternative sources of energy;

•	adjustments to inventory;

•	variations in production and shipping costs;

•	costs associated with regulatory compliance, including environmental regulations; and

•	changes in industrial, government and consumer demand, both in individual consuming nations and internationally.

These factors interrelate in complex ways, and the effect of one factor on the price of the basket components, and the market value of the Notes linked to the basket components, may offset or enhance the effect of another factor.

•

The Notes May Be Subject to Certain Risks Specific to Gold—Gold is a precious metal. Consequently, in addition to factors affecting commodities generally that are described above and in the prospectus supplement, a number of additional factors specific to precious metals, and in particular Gold, might cause price volatility. These may include, among others:

•	disruptions in the supply chain, from mining to storage to smelting or refining;

•	adjustments to inventory;

•	variations in production costs, including storage, labor and energy costs;

•	costs associated with regulatory compliance, including environmental regulations;

•	changes in industrial, government and consumer demand, both in individual consuming nations and internationally;

•	precious metal leasing rates;

•	currency exchange rates;

•	level of economic growth and inflation; and

•

degree to which consumers, governments, corporate and financial institutions hold physical gold as a safe haven asset (hoarding) which may be caused by a banking crisis/recovery, a rapid change in the value of other assets (both financial and physical) or changes in the level of geopolitical tension.

These factors interrelate in complex ways, and the effect of one factor on the price of the basket components, and the market value of the Notes linked to the basket components, may offset or enhance the effect of another factor.

•

Many Economic and Market Factors Will Impact the Value of the Notes—In addition to the prices of the basket components on any day, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

•

the expected volatility of the price of the physical commodities underlying the basket components, and of the prices of exchange-traded futures contracts for the purchase or delivery of such commodities;

•	the time to maturity of the Notes;

•	interest and yield rates in the market generally;

•	a variety of economic, financial, political, regulatory or judicial events;

•	global supply and demand for the physical commodities underlying the basket components, and supply and demand for exchange-traded futures contracts for the purchase or delivery of such commodities;

•	supply and demand for the Notes; and

our creditworthiness, including actual or anticipated downgrades in our credit ratings.

PS–13

Description of the Reference Asset

Settlement Price

The official U.S. dollar cash buyer settlement price (the “settlement price”) that will be used for the initial settlement price on the basket initial valuation date and the final settlement price on any coupon observation date of the basket components will be determined as described in “Reference Assets—Commodities—Settlement Price” in the prospectus supplement.

Special considerations with respect to the settlement prices for Corn, Sugar and Cotton:

As described in further detail under “Settlement Price” in this pricing supplement and “Reference Assets—Commodities—Settlement Price” in the prospectus supplement, the price of corn, sugar and cotton, for purposes of determining the value of your Notes, will be calculated by reference to the settlement price for a particular corn futures contract, as traded on the Chicago Board of Trade (“CBOT”) or the sugar or cotton futures contract, which are each traded on the New York Board of Trade (“NYBOT”). The relevant futures contract for purposes of determining the settlement price of the Reference Asset will be the CBOT-traded corn futures contract or the NYBOT-traded sugar or cotton contract expiring in either the first nearby month or, if the relevant coupon observation date (including the basket final valuation date) falls after the earlier of (i) the expiration date for the relevant CBOT-traded or NYBOT-traded option with respect to such futures contract or (ii) the last trading day of the futures contract, the second nearby month.

Each CBOT-traded corn futures contract trades on the CBOT in tandem with an option contract on the relevant futures contract. As traded on the CBOT, a corn futures option contract is a legally binding agreement for the buying or selling of the right to purchase one corn futures contract (of a specified month), respectively. Each NYBOT-traded sugar or cotton futures contract trades on the NYBOT in tandem with an option contract on the relevant futures contract. As traded on the NYBOT, a sugar or cotton futures option contract is a legally binding agreement for the buying or selling of the right to purchase one sugar or cotton futures contract (of a specified month), respectively. The final date on which the buyer’s option to purchase the relevant futures contract may be exercised is known as the “expiration date”, and usually falls during the month preceding the delivery month for the relevant underlying futures contract.

Historical Information

The following graphs set forth the historical performance of the basket components based on the daily settlement prices from January 3, 2003 through June 24, 2011. The settlement prices on June 24, 2011 were US$ 105.12000/barrel with respect to Brent Crude, US$ 277.66000/gallon with respect to Gasoline RBOB, US$ 2555.00000/tonne with respect to Lead, US$ 21930.00000/tonne with respect to Nickel, US$ 1514.75000/troy ounce with respect to Gold, US cents 670.00000/bushel with respect to Corn, US cents 126.92000/pound with respect to Cotton and US cents 26.00000/pound with respect to Sugar.

We obtained the settlement prices of the basket components, as applicable, below from Bloomberg, L.P. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg, L.P. The historical levels of the basket components should not be taken as an indication of future performance, and no assurance can be given as to the settlement prices of the basket components on any coupon observation date. We cannot give you assurance that the performance of the basket components will result in any return in a return of any of your initial investment.

PS–14

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

PS–15

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

PS–16

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

PS–17

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

SUPPLEMENTAL PLAN OF DISTRIBUTION

We have agreed to sell to Barclays Capital Inc. (the “Agent”), and the Agent has agreed to purchase from us, the principal amount of the Notes, and at the price, specified on the cover of this pricing supplement. The Agent is committed to take and pay for all of the Notes, if any are taken.

Delivery of any Notes issued hereunder will be made against payment for the Notes more than three business days following the Basket Initial Valuation Date for those Notes (that is, a particular series of Notes will have a settlement cycle that is longer than “T+3”). For considerations relating to an offering of Notes with a settlement cycle longer than T+3, see “Plan of Distribution” in the prospectus supplement.

PS–18